Wachovia Bank, National Association
201 S College Street, 8th Floor
Charlotte, NC 28244-1067

WACHOVIA BANK, NATIONAL ASSOCIATION Logo	Wachovia Securities

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2008, by and among Merrill Lynch Mortgage Investors Inc, as Depositor, Bank of America National Association, as Master Servier No. 1, Midland Loan Services Inc, as Master Servicer No. 2, Wachovia Bank National Association, as Master Servicer No. 3, Midland Loan Services Inc, as Special Servicer, US Bank National Association, as Trustee, and Lasalle Bank National Association, as Certificate Administrator and Custodian, with respect to Merrill Lynch Mortgage Trust 2008-C1 Commercial Mortgage Pass-Through Certificates, Series 2008-C1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Marilyn Addison and David J Shay, Director of Compliance and Third Party Oversight and Director of Strategic Initiatives do hereby certify that:

1.
A review of the activities of  the  Master Servicer during the period from June 1, 2008 through December 31, 2008 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review,  the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period June 1, 2008 through December 31, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 11th day of March 2009.

/s/ Marilyn Addison	/s/ David J Shay
Marilyn Addison, Director	David J Shay, Director
Wachovia Bank National Association	Wachovia Bank National Association